Exhibit 99.1

corrected transcript

Polypore International, Inc.	PPO	Q4 2011 Earnings Call	Feb. 23, 2012
Company▲	Ticker▲	Event Type▲	Date▲

• PARTICIPANTS

Corporate Participants

Robert B. Toth — Chairman, President & Chief Executive Officer

Lynn K. Amos — Chief Financial Officer, Secretary & Treasurer

Robert Whitsett — Vice President, Finance, Polypore International, Inc.

Other Participants

Michael Lew — Analyst, Needham & Co. LLC

Brian Drab — Analyst, William Blair & Co. LLC

Rick C. Eastman — Analyst, Robert W. Baird & Co. Equity Capital Markets

Kevin R. Maczka — Analyst, BB&T Capital Markets

Carter W. Driscoll — Analyst, Capstone Investments

JinMing Liu — Analyst, Ardour Capital Investments LLC

Avinash Kant — Analyst, D. A. Davidson & Co.

Jeffrey J. Zekauskas — Analyst, JPMorgan Securities LLC

Craig E. Irwin — Analyst, Wedbush Securities, Inc.

Sanjay Shrestha — Analyst, Lazard Capital Markets LLC

• MANAGEMENT DISCUSSION SECTION

Operator:  Good day, everyone and welcome to the Polypore International, Inc. Fourth Quarter 2011 Conference. As a reminder, today’s call is being recorded. At this time I would like to turn the call over to Ms. [ph] Kathy Brosco (0:12). Please go ahead, ma’am.

Unverified Participant

Thank you, and hello, everyone and thank you for joining us today, and welcome to our conference call to discuss our fourth quarter and full year 2011 financial results. As always the results we discuss today can be found in our earnings announcement that was released yesterday afternoon and furnished on Form 8-K with the SEC. And a copy of the release is also available on our website at polypore.net in the ‘Investor Relations’ section. In conjunction with this release, we also issued supplemental financial information yesterday which we filed as an 8-K, and also posted on our investor relations website.

Adjusted EBITDA, adjusted net income and adjusted earnings per share are non-GAAP financial measures discussed in this call. I’ll refer you to the reconciliation of these non-GAAP measures to the most recent, most directly comparable U.S. GAAP financial measure included in the earnings release.

Before we begin our presentation today, I’d like to remind you of some important considerations. This conference call and webcast might contain forward-looking statements within the meaning of federal securities laws. We intend these forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties, and assumptions made by management about Polypore and the industry and environment in which we operate.

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These forward-looking statements are not guarantees of future performance and may differ materially from actual events or results because they involve estimates, assumptions, and uncertainties. You’re cautioned not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made which is Thursday, February 3, 2012.

Polypore undertakes no obligation to update or revise any forward-looking statements whether as the result of new information, future events, or otherwise. You’re also directed to consider the risks, uncertainties, and other factors discussed in documents filed by us with the SEC including those matters summarized under the captions, Item 1A. “Risk Factors”, in our most recent 10-K filing with the SEC and “Risk Factors” in Amendment No. 2 to the Form S-4 filed on May 13, 2011.

Today, I’m joined by Bob Toth, President and Chief Executive Officer; Lynn Amos, Chief Financial Officer; and Rob Whitsett, Vice President of Finance. And at this point, I’ll turn the call over to Bob, for some opening remarks.

Robert B. Toth, Chairman, President & Chief Executive Officer

Thank you, [ph] Kathy (2:40). Thanks, everyone, for joining us today. 2011 was another year of solid growth and a year of execution on our many investments and our growth strategies. We experienced some headwinds in the fourth quarter and we’re currently being impacted by some near-term items and we’ll address these in our time today.

Having said that, while we always drive to optimize near-term performance, and while there may be variability based on near-term events, we’re building this business for the long-term. Our goal is to provide you with as much transparency as possible associated with our growth especially around the EDV opportunity going forward.

To be clear, when we reference Electric Drive Vehicles or EDVs, we’re referencing the full range of electrification of vehicles, from hybrids which are internal combustion engines with batteries for supplemental power; to plug-ins, which are battery-driven vehicles yet have a backup combustion engine; the full battery electric vehicles which are obviously battery-driven and do not have an internal combustions engine.

If you missed our informational call on February 3, I’d encourage you to go back and listen it or get the transcript. During that call, we discussed a lot of information about our lithium separator process technology, product technology, as well as our distinct competitive advantages.

At this point, I’ll turn it over to Lynn to cover the financials and then I’ll come back with some closing comments.

Lynn K. Amos, Chief Financial Officer, Secretary & Treasurer

Thanks Bob. As we reported yesterday, fourth quarter sales were $191 million, a 13% increase from the prior year period. For the year, sales were up 24% to $763.1 million. Adjusted EPS for the quarter was up 35% to $0.58 per diluted share and up 71% for the year to $2.34 per diluted share.

Regarding other key financial measures, segment operating income was up 17% to $48.5 million for the quarter and for the year was up 46% to $199.4 million. Adjusted EBITDA, which is a key financial measure in our credit agreement, was up 16% to $62.1 million for the quarter and up 36% to $250.8 million for the year. Interest expense was $2.8 million lower in the quarter than a year ago and $12.3 million less for the full year which reflects the refinancing and reduction of debt we achieved in the fourth quarter of 2010.

CapEx was approximately $45 million in the quarter and $156 million for the full year. All of our projects remain on schedule. As expected, with several capacity expansions underway, we experienced additional costs associated with these investments: mainly utilities, employee hiring and training, and qualifying new equipment. Since many of these costs are already imbedded in our financials, we’ll begin to experience the benefit from these expansions and the substantial operating leverage associated with growing sales as capacity ramps up.

Now, moving on the segment results. As we have already informed you, with the significant growth in the lithium battery separators, our intention is to be more transparent about the progress and magnitude of this growth opportunity. As a result, we separated the Energy Storage business into two reporting segments, Transportation and Industrial, which of course is lead-acid battery separators and electronics and EDVs, which is the lithium battery separator business.

Beginning with the Transportation and Industrial segment, we called that during our 2010 year end earnings call. We said that our fourth quarter results were indicative of full utilization and with that, the $90 million to $95 million quarterly revenue range we’ve experienced over the last several quarters is the maximum we could expect in any given quarter, until our new capacity investments in China and Thailand ramp up in 2012.

Obviously, our fourth quarter 2011 results were in that range, and were comparable to the prior year period and also to the third quarter 2011. Before moving on, I would note that the battery production disruption in China began to improve in the quarter, and we believe it will largely be behind us by the end of Q1.

For the year, segment operating income was 26% of sales compared to 25% a year ago. This increase was driven by operating leverage from higher sales, which was offset somewhat by the cost associated with our capacity investments in Asia.

In the Electronics and EDVs segment, lithium separator sales in the quarter reflect strong demand in Electric Drive Vehicles, offset by some weakness in consumer electronics application. For the full year, segment operating income was 45% of sales compared to 39% in 2010. The substantial operating leverage in this business was somewhat offset by costs associated with our growth investment. Electric Drive Vehicles represented 40% of our sales in 2011. In the fourth quarter, our EDV sales exceeded our consumer electronics sales for the first time in our history. This compares to virtually no EDV sales in 2009, and approximately 20% in 2010.

Moving on now to the Separations Media segment. For the quarter, sales were up 7% in the healthcare business, with solid demand in hemodialysis and blood oxygenation applications. For the year, healthcare sales were up 12%, also driven by the same applications as well as the effect of foreign currency translation.

Fourth quarter sales of filtration and specialty products were up 3% compared to the prior year. For the year, sales were up 10% with growth across all key application areas and the effect of foreign currency translation. Segment operating income in the quarter was 28% of sales, slightly below the 30% level last year, due to the cost of added PUREMA hemodialysis membrane capacity in 2011, which will allow us to participate in the industry growth going forward.

In summary, it was a good quarter and a good year. While we began experiencing headwinds in the fourth quarter, the fundamental trends and demand drivers remain positive. We believe it’s important to understand what drives the short-term numbers and whether or not that has any affect on the longer term, and we’re committed to being clear about that.

At this point, I would like to provide some clarity on the items that are going to impact us in the near-term, particularly in the first quarter. First, in the lithium business, I’ll address some weakness in consumer electronics as well as changes to the production schedules associated with two EDV models. Second, in the Transportation and Industrial segment, I’ll address the impact of mild weather conditions in North America and Europe. And finally, I’ll provide information regarding order timing and healthcare.

Beginning now with the two items effecting lithium separator sales. Regarding consumer electronics, we expect the modest fourth quarter weakness to continue into the first quarter. The long-term growth projections remain in the 8% to 20% per year range for the core lithium-ion applications such as consumer electronics devices and power tools.

Be reminded that we’ve always said that there will be some lumpiness quarter-to-quarter and those of you who followed us understand that this dynamic is inherent to consumer electronics. Additionally, given demand outpacing supply over the past two years, we walked away from some consumer electronics business since we were not in a position to commit capacity for all this demand. As we gain capacity, we will obviously work to earn this business back.

More meaningful to us, in the first quarter, are the production schedules of two EDV models and their effect on our lithium separator sales. One vehicle was put through some additional safety testing by the NHTSA in the fourth quarter and that was fully resolved with a positive outcome. However, production is impacted in the first quarter, and we expect sales to our customer for this program to be minimal in the quarter. In addition, production of another vehicle will be low in the first quarter as a result of that manufacturer planning to transfer production to new facilities in North America and Europe.

As a result, and combined with the near-term weakness in consumer electronics, first quarter lithium separator sales could be off sequentially from the fourth quarter by approximately $10 million or comparable to the same period last year. However, we expect full year lithium separator sales to be up in the 2012 over 2011. It’s important to emphasize that there will always be production ups and downs in a short-term period. And these production timing issues do not change our view of the EDV opportunity.

Short-term production schedules or even sales of any particular vehicle is not a proxy for the long-term growth potential of EDVs, nor is it indicative of whether any other vehicle like the Hyundai Sonata Hybrid or the soon to be introduced BMW 3 Series Hybrid will be successful.

We are selling into many EDVs on the road today and there are far more on the way. The particular models which are associated with the production schedules we just discussed are impactful in the near-term because of the high separator content per vehicle included in a plug-in hybrid or full battery electric vehicle. As time goes on, and as more EDVs of all types get on the road, any one vehicle program will have less impact on overall results.

Moving on now to the Transportation and Industrial segment. The warm winter weather in North America and Europe has temporarily impacted replacement battery demand. While it began in fourth quarter, and assuming it continues, more of that impact is on us in the first quarter and it’s possible that we could see lead-acid separator revenues dip into the mid $80 million range in the first quarter. But keep in mind, weather can change quickly and those battery sales will come back. Given our global presence and focus on Asia, we remain confident that our long-term growth rate in this business will be in excess of GDP.

Finally, in healthcare, we have two customers with production timing this year which is different than in 2011. This results in approximately $4 million of lower sales in the first quarter. This will be made up in the remainder in the year, primarily in the third and fourth quarter. We have their forecast and orders to confirm this. They are contractually bound so it’s purely a timing impact in the first quarter.

Taking a step back, we’re not pleased with the first quarter, however that does not change the long-term outlook on our business and it doesn’t change the demand drivers in our business. While Q1 is disappointing, our customer forecast suggest that we’ll experience full-year growth and we’re well positioned for long-term growth.

At this point, I’ll turn it over to Bob for closing remarks.

Robert B. Toth, Chairman, President & Chief Executive Officer

Thank you, Lynn. 2011 was a good year. Revenues were up, EBITDA was up and EPS was up and we expect that to be the case again in 2012. We recognize, however, that future performance matters more than past performance and with that, we’re not satisfied with the first quarter. We wish everything was in our control; it isn’t. And what we see in the quarter at this point is not what we expect for the full year. We’ll continue to manage our business prudently and execute on our capacity investments to sustain growth and to deliver value creation over the long-term.

Electric Drive Vehicle demand is real and is growing. EDVs are the answer for fuel-efficiency for meeting mileage standards and for reducing CO2 admissions in Europe, as well as addressing many other increasing transportation needs in developing economies. This is not just the U.S. phenomenon. We see investments in this infrastructure around the world.

That being said, we can’t expect it to be straight-line growth, especially in these early stages of adoption and production. And as Lynn said, what we’re experiencing now with a couple of specific production schedules in the first quarter is not an indicator of the demand expectation in this business.

Be reminded that our separators are in over 25 vehicles on the road today. That number will increase to approximately 50 by the end of the year and we’re involved in the development of approximately 100 vehicles, which will be launched by 2015, and this number continues to grow.

Hybrids are selling well and will be the majority of EDVs over the next several years. There are already plug-ins and full battery electric vehicles on the road today, with more emerging and in development for the future.

We’ve been clear about the long-term growth potential in EDVs, and we’ve also been clear to point out that we’re not adding capacity based on headlines or general industry projections. We build to line-of-sight on specific projects, specific programs and specific customers, not to some speculative market penetration rate.

And keep in mind, given the substantial separator usage or square meters per vehicle, penetration does not need to be significant for this to be very impactful to us. If you assume that only 5% of the market becomes mild hybrids, which is not a stretch from today, and that excludes any other type of electric vehicles, that alone would virtually double the size of the entire Lithium Separator market on top of the rapid growth in lithium for consumer electronics, power tools, lawn and garden, and other applications.

We’re proven in the EDV business and space. We’ve demonstrated the early leadership position, we have the preferred technology, we’re making the largest investments in the industry which will provide the scale necessary for this application, and we’re not standing still with regard to driving further technology, further scale and cost advancements.

As I said on the call on February 3, we have a strong portfolio of businesses that are all highly technical, high recurring revenues, growth in excess of GDP, and substantial operating leverage. If we look at just 3 of our business, the Lead-acid Separator business, the Health Care business, and our Filtration business, if those 3 businesses, if that’s all we had in our portfolio, we’d have a high-growth, high-margin Filtration company. When you add in the Lithium Separator business, you have an even higher growth and higher margin company with substantial operating leverage and the opportunity for step change and accelerating growth in Electric Drive Vehicles.

In summary, the global trends and demand drivers are positive. We continue to build our business for the long term, and will not compromise that. We have strong cash generating businesses, we understand fully that performance drives value, and I can assure you that management is aligned with our shareholders. We’re well positioned for long term growth, and we’re confident that our long-term investors will be rewarded.

Doris, now we’d like to open the call to take questions.

• QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator Instructions] And our first question comes from Michael Lew with Needham.

<Q — Michael Lew — Needham & Co. LLC>: Thanks, and good morning, Bob, Lynn, and Rob.

<A — Robert Toth — Polypore International, Inc.>: Good morning, Michael.

<A — Robert Toth — Polypore International, Inc.>: Morning, Michael.

<Q — Michael Lew — Needham & Co. LLC>: You mentioned production schedule changes for those 2 EDV platforms. Have those volume projections changed for the year?

<A — Robert Toth — Polypore International, Inc.>: Well, it’s really not for us to comment on build projections from OEMs. All we have is that production schedules changed for 2 different reasons in the first quarter, right. One was, as you all probably know, there was some testing on a vehicle that impacted production schedules for the first quarter.

<Q — Michael Lew — Needham & Co. LLC>: Right.

<A — Robert Toth — Polypore International, Inc.>: And in another case, there is a particular vehicle produced in Japan where you have the yen at the what, 60 or 65 year high and regional production getting put in place and transfer of production from one location to two others. So we’re really not in a position to comment on build schedule for the full year. All we’ve seen is a production schedule change for the first quarter.

<Q — Michael Lew — Needham & Co. LLC>: Okay. And with these, more — you mentioned more rollouts coming, like 25 should be on the road for this year. Do you expect the EDV business to, let’s say, more than double during this year? And of the 25 mentioned, how many are currently on the road now?

<A — Robert Toth — Polypore International, Inc.>: Well of the 25 mentioned, they’re on the road. Yes. We’re proven in a bunch of vehicles. The impact of the 2 we’re talking about, because of such high content per vehicle, is in the first quarter, right. Number of vehicles are selling very, very well. And again, I kind of go back to the one variable that we don’t have control of is the build or the sales rate of these things. But what we’ve seen is that more and more vehicles are coming on the road, more and more vehicles are in development, but we have a case here of production schedule impact in the first quarter.

<A — Lynn Amos — Polypore International, Inc.>: And the 25 vehicles that are on the road right now, that number is going to 50 by the end of 2012.

<A — Robert Toth — Polypore International, Inc.>: Right.

<Q — Michael Lew — Needham & Co. LLC>: 50 at the end of ‘12? Okay. And also during the — your previous presentation a couple of weeks ago, you had mentioned in the slides that organizations have sought licensing rights to the drive process. Can you elaborate on that? Is that a handful or a bunch of companies? Are they still knocking at the door? Is this something you’re seriously considering?

<A — Robert Toth — Polypore International, Inc.>: Well, I didn’t say we were seriously considering it. I said we’ve been approached. And that’s not uncommon. The — as we’ve said all along, right, we have both processes. The wet process is very, very difficult, more costly, and more costly per unit, more capital cost and more cost per unit. But having said all that, it’s easier, if you want to call it that, than the dry process. The dry process is very difficult, requires less capital, but also is lower cost per unit.

And clearly, we have the recognized world leadership in the dry process technology. And as you probably will know, some people have been trying to do this for 15 years. So it’s not a surprise to assume that people would like to access the technology. In fact, the only other real drive producer out there did access the technology back in the 1990s with a licensing agreement. But I think it just highlights the demand and the draw on the dry process technology.

<A — Lynn Amos — Polypore International, Inc.>: And given the success of the dry process in EDV applications and the clear preference for dry process in EDV applications, certainly that’s — that’s what’s increased the enquiries to us.

<Q — Michael Lew — Needham & Co. LLC>: And given that EDV is starting to ramp-up now, are you also considering more greenfield builds or additions at this time?

<A — Robert Toth — Polypore International, Inc.>: I’m sorry, the...

<Q — Michael Lew — Needham & Co. LLC>: More capacity, more greenfield builds or capacity additions?

<A — Robert Toth — Polypore International, Inc.>: Oh, greenfield. Well, we’re always considering that. And, as we’ve said, we’ve got a lot of capacity going in. And even with that, we’re talking about a very small percentage of the market. But we’re looking for further commitments on growth before we make further commitments ourselves on capital. We’ve got a lot of capital going in or a lot of capacity going in between now and 2014.

<A — Lynn Amos — Polypore International, Inc.>: And I would also mention, as we mentioned on the call and we mentioned on February 3, that we’re not standing still on our own technology regarding the performance of that technology nor the cost or the productivity of that technology. So we’re working this on multiple angles to support a growth trend that over the next decade we expect to be very positive.

<Q — Michael Lew — Needham & Co. LLC>: Okay. And also, a last question, during your prepared remarks you’ve mentioned growth for the year. You’ve also highlighted some of the near-term hurdles. But — in terms of — are you expecting like a top-line growth in the range like what 2011 was?

<A — Robert Toth — Polypore International, Inc.>: Well, we haven’t — we obviously have not given quantitative guidance. And what we will continue to try to do and frankly I think we are more transparent than anybody else in these kinds of businesses, we’ll continue to be more transparent and provide the facts very specifically as to the things impacting our business. Not speculation but facts.

And what we see right now is tremendous demand for our products, but we see couple different events taking place in the first quarter, right? Some softness in consumer electronics and timing of a couple of things, and two, very specific models having production schedule changes. And all we know is the impact on the first quarter; that’s all that there has been an impact on. Customers’ haven’t changed their forecasts. They haven’t changed their outlook. So besides what we know first quarter that’s it right now and we’re very specific about that.

<Q — Michael Lew — Needham & Co. LLC>: Okay. Thank you.

<A — Robert Toth — Polypore International, Inc.>: Thanks.

Operator:  And our next question comes from Brian Drab with William Blair.

<Q — Brian Drab — William Blair & Co. LLC>: Morning.

<A — Lynn Amos — Polypore International, Inc.>: Morning, Brian.

<A — Robert Toth — Polypore International, Inc.>: Good morning, Brian.

<Q — Brian Drab — William Blair & Co. LLC>: So given the line of sight that you have on projects, now do you still think that the $400 million revenue run rate, which you reaffirmed a few weeks ago in the lithium business is attainable on 2013 or has that changed since we talked to you a few weeks ago?

<A — Robert Toth — Polypore International, Inc.>: Well, a couple of different dynamics in that question, right? The only thing we know is that production schedules change first quarter. Let’s not mistake what we know and let’s not jump to extrapolations that we don’t have on that. All we know is production schedules changed first quarter and we haven’t seen forecast changes or those kind of things.

We have capacity going in to build to a $400 million revenue run rate. We don’t see any reason to change that at this point in time. Certainly, we could speculate or extrapolate and suggest we might need to at some point, but I think it’s very premature to jump to that conclusion. I mean, what we’re seeing is certain hybrids, for instance, are selling very, very well and have come to the market early and we’re seeing all kinds of positive developments in this because you can’t get to the mileage standards, you can’t get to the CO2 emissions requirements and we’re just on the front-end of starting to see some interesting fuel price changes.

So there isn’t any change in the long-term outlook here at all. What we’ve been clear about is what’s happening in the first quarter.

<Q — Brian Drab — William Blair & Co. LLC>: Okay, thanks. And then, can you elaborate a little bit on the weakness that you’re seeing in consumer electronics? Because — we’ve seen from third quarter to fourth quarter at least ramp-up in a lot of the key devices that have lithium batteries in the handsets and tablets...

<A — Robert Toth — Polypore International, Inc.>: Well, yeah, I think one of the things I would caution anyone on is reading a headline and reaching a conclusion on that quarter based on sales and there’s a lot of that in this industry. Keep in mind, there is a supply chain here, right? Batteries are made, sometimes at different times than the devices are made, sometimes at different times when the devices are sold. So you have to kind of walk through the value chain or the supply chain first.

<Q — Brian Drab — William Blair & Co. LLC>: Sure.

<A — Robert Toth — Polypore International, Inc.>: And, if you take a step back and look at production of cells, not any one, the industry projections for the production of cells declined in the fourth quarter specifically on things like laptops; notebook laptops. Certain segments of the phone category were up, but the overall phone category was projected to be down. Certain other categories like power tools were down in the fourth quarter and expected to be still in the first quarter and even tablets, overall were expected to be down fourth quarter from third quarter and still soft first quarter and then ramping up.

All those things that I just cited are projected to grow in second quarter and that’s not an anomaly to consumer electronics. It’s unfortunate, but we’ve seen this movie before. Consumer electronics does kind of go up and down that way and the industry projection on cell production is fourth quarter soft; first quarter soft; second quarter, third quarter and fourth quarter, all demand growing again and production growing again.

<A — Lynn Amos — Polypore International, Inc.>: Yeah, and I would just say, additionally, given the demand that’s outpaced our supply over the last couple of years. We did walk away from some consumer electronics business, since we weren’t in a position to commit to capacity for all this demand with the ramp-up that we see and — in EDV. So, it’s too early to pass judgment on that decision today, to walk away from some CE business based on one quarter’s production schedule changes.

<A — Robert Toth — Polypore International, Inc.>: Yeah.

<Q — Brian Drab — William Blair & Co. LLC>: Okay. Then, maybe if I could, one more. Are you seeing increased pricing pressure at all in — on either side of the lithium business, EDV or consumer electronics, beyond what you would have expected, maybe, given new entrants into the market?

<A — Robert Toth — Polypore International, Inc.>: You know, Brian, I’ve been here for seven years and I don’t think my answer has deviated once in the seven years, which is, we’ve never had a customer that I know have come to us and say we would love to pay you more, right? There’s always demands and requests and speculation. But fact of the matter is, what’s transpired in lithium over the last 15 years is still the same situation today, which is, it’s an industry that’s structured on volume growth that’s tied to — or pricing tied to volume growth. And so, you’ve always had a couple of few percent price decline associated with your key customers growing and achieving basically bigger discounts. But we’re seeing no other differences in the market at all, other than that.

<Q — Brian Drab — William Blair & Co. LLC>: Okay. Thank you.

<A — Robert Toth — Polypore International, Inc.>: Yeah.

Operator:  And we’ll go next to Richard Eastman with Robert W. Baird.

<Q — Rick Eastman — Robert W. Baird & Co. Equity Capital Markets>: Yes, good morning.

<A — Robert Toth — Polypore International, Inc.>: Good morning, Richard.

<Q — Rick Eastman — Robert W. Baird & Co. Equity Capital Markets>: Lynn, could you just, when we look at the adjusted results, and you look at the gross margin on those adjusted results, which was I think consolidated, was 41%. And there was, it’s down about 90 basis points. Could you just explain, could you just touch on that 90 basis point decline, either by Energy Storage and Separations Media, or just overall capacity and what that did to that number? Could you just...

<A — Lynn Amos — Polypore International, Inc.>: Sure.

<Q — Rick Eastman — Robert W. Baird & Co. Equity Capital Markets>: ...break that down for us a little bit?

<A — Lynn Amos — Polypore International, Inc.>: Sure. I think you’ve hit right on it with that last — with that last comment. As we mentioned in the third quarter call, and as more of our capacity started to ramp up and come online, we were going to have incremental costs, growth investments, showing up in our fourth quarter results. We mentioned $2 million or $3 million, I believe, as the incremental amount from last quarter, and that’s pretty much what we saw. So, I mean, we have facilities coming up in lead-acid in Asia, particularly in [ph] Shangfeng (30:08), China, and in Thailand. While they really won’t be operational until the mid-part of the year, you are starting to get facilities up, you’ve got employees hired, you’ve got a building up and running. There are costs associated with those facilities.

<A — Robert Toth — Polypore International, Inc.>: Yeah, without the operating leverage of additional sales.

<A — Lynn Amos — Polypore International, Inc.>: That’s right. And the same thing is going on with our Concord facility, which as we mentioned on the last quarter call, even though the Concord facility was not contributing anything in sales in 2011, and will start contributing in the first half of 2012. And the second investment here in — the second expansion here in Charlotte not contributing any revenue in 2011 as planned. We were increasing costs associated with both those expansions.

<A — Robert Toth — Polypore International, Inc.>: Yeah.

<A — Lynn Amos — Polypore International, Inc.>: So — and even in healthcare, with our PUREMA capacity that came online in late in the third quarter, that’s production capacity that’s going to fill up over time and allow us to participate in industry growth. So what you’re seeing in the fourth quarter is basically the impact of all these facilities being up and running with employees and costs. And that’s what Bob means, when he said the costs are already embedded in our financials. We just don’t have any sales off of these investments yet to contribute to the — contribute the operating leverage to cover those costs.

<A — Robert Toth — Polypore International, Inc.>: Yeah. I think you didn’t really ask this, Rick, but you’re a great straight person for a couple of questions or selective mis-information that gets out there. And I’m trying to figure out why, because we’ve been really transparent about this, I believe.

Our costs, and I understand some businesses aren’t like this, right? When they flip the switch, the light dims in the surrounding community and they get a bunch of costs. Our costs on new capacity don’t occur that way. Our products are highly technical, highly unique, trained operators, high skill levels, quality facilities, clean-room type environments. And you put equipment in, in stages, right? It doesn’t just — it isn’t like building one big reactor that we run whether we make one pound or something or 500 million pounds or something, it’s multiple pieces of equipment that do different things.

And so you put that equipment in and you basically plan it out over time and you get the quality of the product you want, you get the next step, and you get the next step, and you get the next step. And all that occurs before we say it even begins to ramp up, right? When we talk about ramping up, now you’re really in the final stages of planning it out, and you’re starting to qualify it with your customers and your customers are approving it and those kind of things. And for whatever reason, we talk about capacity ramping up this year beginning this year, which it is. That’s not unlike what transpired last year in Charlotte, right?

Last year in Charlotte, 2011, we started up the first phase of capacity expansion in January. Now we all saw it in our results in the second quarter, and everybody was excited about that because we said by the end of that quarter, it was a rapid ramp up began first quarter. By the end of the second quarter, we said we were at capacity on that new — or at full utilization rate of that capacity. And by third quarter, we got the full benefit of that. And that was a rapid ramp up, right? That’s kind of the nine months period of time...

<A — Lynn Amos — Polypore International, Inc.>: Actually, it was six months, right?

<A — Robert Toth — Polypore International, Inc.>: Yeah.

<A — Lynn Amos — Polypore International, Inc.>: From January to June.

<A — Robert Toth — Polypore International, Inc.>: Yeah. That’s right. And then we got the full benefit of it in the final or third quarter there. So I think that’s important for people to understand. We don’t have a wave of costs that come after. We incur the costs before we sell one square meter. And then what happens is, as you start selling square meters, you have the tremendous operating leverage because you’re not adding costs at that point in time.

<A — Lynn Amos — Polypore International, Inc.>: The only slight difference from that is that depreciation kicks in a little bit later in the cost of employees and turning on the power and things like that.

<Q — Rick Eastman — Robert W. Baird & Co. Equity Capital Markets>: Sure, I understand.

<A — Robert Toth — Polypore International, Inc.>: Thanks for providing the opportunity to answer that.

<Q — Rick Eastman — Robert W. Baird & Co. Equity Capital Markets>: No problem. So when I look at that 90 basis point degradation, I mean, you can attribute the vast majority, if not all of that, to these capacity expansion projects coming online rather than material costs, pricing or any of those factors?

<A — Robert Toth — Polypore International, Inc.>: There’s probably some...

<A — Lynn Amos — Polypore International, Inc.>: Bear the noise, Rick, but that’s rounding error. There’s probably some energy costs, but it’s capacity.

<Q — Rick Eastman — Robert W. Baird & Co. Equity Capital Markets>: Sure.

<A — Robert Toth — Polypore International, Inc.>: Yeah, if you hadn’t have had the growth investments going into the business, our margin would have been up.

<A — Lynn Amos — Polypore International, Inc.>: In fact, we’ve said that routinely this year. Our margins this year, while expanding, have been muted by all the investment costs that we’re adding out in front of the capacity.

<Q — Rick Eastman — Robert W. Baird & Co. Equity Capital Markets>: Okay. And then, I just had another follow-up. I wanted to circle back on the lithium piece of the business, you now disclosed the revenue number for the lithium business, which is great. Now, if I use — and again, arguably these are my assumptions on the square meters that you produced this year, including the capacity ramps and including the existing capacity — if I take that revenue number that you now disclosed, the $201 million and last year’s $131 million, and I divide by the capacity of the square meters that I believe you are capable of producing and from your commentary mostly sold, it would appear to me as the per square meter price increased about 10%. Now that’s...

<A — Robert Toth — Polypore International, Inc.>: No, no. No, the price did not go up last year. We’ve been — I kind of go back to my first answer on that today. As you could assume that it’s come down a bit, which...

<Q — Rick Eastman — Robert W. Baird & Co. Equity Capital Markets>: Yeah.

<A — Robert Toth — Polypore International, Inc.>: ...is accurate, right. We’ve not raised price. I know someone was speculating that we had a good year because we raised price. I’ve said nothing different over the seven years on pricing, it has come down a few percent per year.

<A — Lynn Amos — Polypore International, Inc.>: Yeah, in fact, in our 10-K that’ll be out in this couple of days, that actual numbers are going to be disclosed. So, I mean, I’ll tell you today that the price mix impact from last year to this year is about $5 million down.

<Q — Rick Eastman — Robert W. Baird & Co. Equity Capital Markets>: Okay, well that’s my question because, again, depending on how you do the math, it wouldn’t be a function of raising price.

<A — Lynn Amos — Polypore International, Inc.>: Not at all.

<Q — Rick Eastman — Robert W. Baird & Co. Equity Capital Markets>: It would be a function of selling the blended price against the volume shipments. But I guess you answered the question, so it’s a $5 million decrement?

<A — Lynn Amos — Polypore International, Inc.>: Right. And keep that number —

<A — Robert Toth — Polypore International, Inc.>: We’ll have the exact number in the 10-K.

<Q — Rick Eastman — Robert W. Baird & Co. Equity Capital Markets>: Okay and then just a last question. Lynn, when — on this disclosure in the new segment operating income reporting, what happened here with the corporate expense line? I mean traditionally you’ve only, I think, put options expense in there. Now you’ve — it looks like you pulled some things out of the segments?

<A — Lynn Amos — Polypore International, Inc.>: That’s right. Let me see if I can walk through that. We did not allocate costs, certain corporate costs between Lithium and Lead-acid. We allocated the cost between Energy Storage and Separations Media. So in order to provide the reporting by Lithium, Lead-acid and Separations Media, and have comparable numbers, we had to put all the types of corporate costs on the same line. But let me explain what’s in that corporate cost number. In that corporate cost number is 3 primary components. One is amortization of intangibles.

<A — Robert Toth — Polypore International, Inc.>: Which goes back to the LBO.

<A — Lynn Amos — Polypore International, Inc.>: That’s right. That all stems from our 2004 LBO when Warburg acquired us and the intangibles were valued and they’re amortizing off on time. And you can see the details of that in our 10-K and in our filings. Let’s call it 40% of the number. And then the rest is split pretty evenly between what I’ll call corporate G&A and incentive pay. Incentive pay is all accrued and recorded at corporate and historically some of the corporate — historically, the corporate expense, the EIP and the amortization were allocated to the 2 segments, but we didn’t have a method for allocating it between energy — between Lead-acid and Lithium. So this is clear and it really is more reflective and shows you what the operations do of the 2 businesses.

<A — Robert Toth — Polypore International, Inc.>: Yes, I think the only slight wording change I’d use is we didn’t pull anything out of the businesses. We just allocated those before to the segment and didn’t try to itemize them out to the businesses because they’re pretty clear buckets of cost.

<Q — Rick Eastman — Robert W. Baird & Co. Equity Capital Markets>: Can you make Q1 through Q3 for ‘11 available on a restated basis?

<A — Robert Toth — Polypore International, Inc.>: It’ll be in the K.

<A — Lynn Amos — Polypore International, Inc.>: Yes. It’s — yes. Well, the full year will be —

<Q — Rick Eastman — Robert W. Baird & Co. Equity Capital Markets>: Is it in the K?

<A — Robert Whitsett — Polypore International, Inc.>: No, It won’t be.

<A — Lynn Amos — Polypore International, Inc.>: Go ahead, Rob.

<A — Robert Whitsett — Polypore International, Inc.>: Yes, Rick, it won’t be in this 10-K but it will be in our future 10-Qs as we provide those throughout next year.

<Q — Rick Eastman — Robert W. Baird & Co. Equity Capital Markets>: No doubt.

<A — Lynn Amos — Polypore International, Inc.>: Yes. So that’s a good request, Rick. Let us think about how the best way to publicly do that so everybody gets it at the same time and I’ll figure out how to do that. Okay?

<Q — Rick Eastman — Robert W. Baird & Co. Equity Capital Markets>: Okay. Thank you.

<A — Robert Toth — Polypore International, Inc.>: Thank you.

Operator:  And we’ll go next to Kevin Maczka with BB&T Capital Markets.

<Q — Kevin Maczka — BB&T Capital Markets>: Hi. Good morning.

<A — Robert Toth — Polypore International, Inc.>: Hey, Kevin.

<Q — Kevin Maczka — BB&T Capital Markets>: Bob, I wanted to go back. You made the comment about the supply chain in Lithium and you don’t build separators and batteries and ultimately sell those batteries all in the same quarter. As it relates to Lead-acid and this weather disruption, I might have thought that that would show up sooner and maybe impact Q4 more than it did, but it sounds like that’s more of a Q1 event for you. Can you just kind of talk about that and why didn’t we see more of that impact in Q4?

<A — Robert Toth — Polypore International, Inc.>: I think trying to peg that timing too precisely is a bit of a challenge, right? It certainly started — well let me state the obvious. You don’t know the weather’s going to be mild beforehand, right, so you kind of go into your peak season in usual mode, then during that peak season, you see that the weather’s mild and the batteries aren’t moving off the shelf in the month you expected them to; might be a month or 2 or 3 late.

And then the question is kind of when do you replenish that because, keep in mind, I think, the classic visualization of replacement battery inventory is a bit like the balloon, right? It’s always — there’s always some because you never go to buy a battery and say, well call me when it’s in if it’s not there, so it’s an instantaneous sale and yet you never want to have more than 5 or 6 months because it’s pretty costly inventory to take back and rework at that period of time. And so, what you’ve always have is a little bit of give and take on that — pick your math, whatever math you want to use there — 2 to 5 months or so inventory in the supply chain for replacement batteries.

And so the replacement cycle, where fulfilling that inventory is kind of the question mark, right? When does that happen? It didn’t happen in the fourth quarter, right? The batteries weren’t flying off the shelf. Obviously, we’ve started to see some cold weather in — certainly in parts of Europe. We even had a little bit of cold weather a couple days in the U.S., but not dramatic. And so, the question is kind of when those batteries get produced to get put back into that inventory and so for us, I think it kind of overlapped fourth quarter to first quarter.

But Lynn mentioned it, right? If there was a cold snap next week, you might see a big surge, but you just don’t know what that’s going to happen.

<A — Lynn Amos — Polypore International, Inc.>: Yes, and I — we also mentioned in the prepared part of the remarks that the — we were still experiencing in the fourth quarter and what we put basically behind us by the end of the first quarter what’s been going on in China, and as that — as the Asian business begins to pick up and as we see it picking up, then I think the few million dollars that we’re experiencing here in the first quarter, we’ll see that trend change.

<Q — Kevin Maczka — BB&T Capital Markets>: Right. So you’re suggesting that we maybe dip down into the mid 80s in Q1 and then are we still on pace in the second half to raise the bar on this capacity constrained level of 90 to 95?

<A — Robert Toth — Polypore International, Inc.>: Yes, our capacity projects are on schedule, right? I mean they don’t instantly fill up, mind you, right? They ramp up over time and we’re already supplying those customers, so what it allows is us to grow as they grow.

<Q — Kevin Maczka — BB&T Capital Markets>: Okay. And have there been any delays of note at all in any of your capacity expansion plans so far?

<A — Robert Toth — Polypore International, Inc.>: No. Only really minor things. Yes. I mean you always get a few weeks here or there but that’s really about it.

<Q — Kevin Maczka — BB&T Capital Markets>: Okay. Got it. Thank you.

<A — Lynn Amos — Polypore International, Inc.>: Thank you.

Operator:  And from Capstone Investments, we’ll go to Carter Driscoll.

<Q — Carter Driscoll — Capstone Investments>: Good morning, gentlemen.

<A — Robert Toth — Polypore International, Inc.>: Morning.

<Q — Carter Driscoll — Capstone Investments>: Morning. Just a follow-up on the Lead-acid side of the business, maybe you could provide a little color in terms of you have the near-term disruption which is understandable from the weather and then maybe you could walk us through how you see the kind of consolidation playing out. You talked about having a long-term benefit. Maybe you could break that down in terms of market share, potential market share gains. Does that affect the pricing environment? Could that impact be felt this year? And then maybe contrast that versus the impact of the capacity additions this year.

<A — Robert Toth — Polypore International, Inc.>: Now when you’re referencing consolidation, are you talking about at the battery-maker level?

<Q — Carter Driscoll — Capstone Investments>: Yes. At the battery-maker level, I mean, and the impact there it might have in terms of your ability to...

<A — Lynn Amos — Polypore International, Inc.>: [ph] Talking about China (43:47).

<A — Robert Toth — Polypore International, Inc.>: China. Yes. I — well, I think it’s a positive demand driver for us. Right? I mean, I kind of go back for the fundamentals here, you’ve got 4 or 5 major producers in the U.S. controlling 95% of the market. So you’re not going to get any consolidation here, or not likely to. In Europe, a couple of consolidation attempts have been stopped, right, or blocked and they probably have — the math we always use is maybe 30 to 40 plus producers to kind of get to 90% or 95% of the market. There’s a little give and take there, maybe there’s a few more.

And in Asia, of course, it’s very, very fragmented. You’re into the hundreds before you get to 90% to 95% of the market. And what the world has learned, which we knew, is China had 2,000 to 4,500 lead-acid battery producing locations, so that consolidation — and I think the last projection I saw there was they were hoping to get to something like 1,500 or 2,000, was it — in 5 years or something like that. I mean that’s a great consolidation for us because that basically just facilitates moving to higher quality production that requires our kind of separator. So that’s one of the fundamental demand drivers in that region.

From a pricing perspective, it’s a global market, has been. And we don’t see any big, unusual dynamics in that regard.

<A — Lynn Amos — Polypore International, Inc.>: Yes. I think it’s going to be very difficult for us to say specifically how much of the growth in China, for instance, is due to market consolidation and faster market growth. That’s going to be a very difficult thing to do. I think our point there is that the faster growth is going to — of just — of GDP is going to be boosted by the fact that some of the small players are just going to go away.

<A — Robert Toth — Polypore International, Inc.>: Yes. Absolutely.

<Q — Carter Driscoll — Capstone Investments>: And then just shifting over back to the EDV issue. Obviously, I think we all know what those 2 models are, but if you could talk about the, maybe the — whatever way you want to break it down — the dollar content of the other vehicles on the road currently and the dollar content potential for getting from 25 to 50 vehicles later this year. Do you see that mix going — in terms of dollar content, maybe increasing 10%, 20%, 30% versus depending on what mix you want to use? Help us understand how much dollar content versus units your unit expectation might have —

<A — Robert Toth — Polypore International, Inc.>: Yes. Yes, Carter. One thing, I think we’ve — I’ll recap what we’ve covered because I do think this is the right way to think about it, which is why I keep talking in kind of that language. The easy way to think about this or the right way to think about this — I know people try to get it to kilowatt-hour, and there’s just too many variables in that right now. The easy way to think about this, for modeling purposes, is a mild hybrid, right? A Hyundai Sonata, a Kia Optima, a Mercedes S-Class, a BMW 7 Series, a soon to be BMW 3 Series, a Hyundai Avante, the Nissan Fuga, the Infiniti M. I can probably go on, right, but you get the point.

The mild hybrids, where consumers get in the car and don’t even think about it. You drive and you still get gas, you just don’t get it as often; you get performance; and you get mileage. Those mild hybrids, we use anywhere from the high 10s, so think 50, 60, 70, probably square meters on the bottom end to something over 100, so we kind of use 80 to 100 as kind of the average. Averages are always dangerous because it’s like saying what’s the average engine size in a car, right? But it’s kind of 80 to 100 square meters in a mild hybrid.

In a plug-in hybrid, the range widens and the usage per vehicle goes up. Obviously, you’re stacking in more cells, more powerful battery pack, so a plug-in hybrid could have at least a few 100 to many 100s of square meters per vehicle and certainly a full battery electric vehicle would overlap that and go up even further, right, because you’re getting all the power from the battery, so you could have several 100 to many 100s. And obviously in big vehicles, like a bus or something, you’d have over 1,000.

So that kind of gives you the range of usage per vehicle and the anomalous time period that we’re in now is, certainly over time and what we’re seeing, many of these 50 vehicles we talk about by the end of the year are hybrids. I mean, you just — that’s always been known and they’re starting to hit the market like the BMW X — the BMW 3 series, I’m sorry, will be out in the fall of this year. They just launched the new 2012 BMW 3 series worldwide. Just had the U.S. launch in San Diego 2 weeks ago and the hybrid model will be out in the fall. So, more of these will be hybrids, but a couple of the early launches aren’t, right?

So you’ve got kind of a disproportional impact associated with a particular plug-in and a particular battery electric vehicle. And to put that in some perspective just for relevance, if a production schedule on a plug-in or a battery electric vehicle changes by, let’s just say, 5,000 units which some of these are projected to be per month, so let’s put that in some perspective, that’s an impact relative to consumer electronics, depending on the device, of 20 million to 50 million consumer electronic devices.

So Lynn mentioned it, the ups and downs of production schedule, we’re going to try to be very, very clear about. Everyone will have their interpretation of that but the fact of the matter is all that’s happened is first quarter production schedule got pushed out for a couple of very different reasons, and that’s pretty impactful on us when you allocate capacity to those things.

<Q — Carter Driscoll — Capstone Investments>: Okay. So it’s fair to think of — just for going from 2Q on that we really need to get a handle on our confidence in that production schedule coming back to those 2 vehicles versus how you layer in all the models?

<A — Robert Toth — Polypore International, Inc.>: Well in the near-term. I think 5 years from now, you’re not going to be talking about that or whatever years from now. Right? In the near term, because they’re pretty big volume and because they’re pretty high content per vehicle, they’re impactful. Long term, you’re not banking on those things.

<A — Lynn Amos — Polypore International, Inc.>: I’m not even sure it’s five years. It’s probably shorter term than that.

<A — Robert Toth — Polypore International, Inc.>: Yeah. Yeah.

<A — Lynn Amos — Polypore International, Inc.>: But it’s — but certainly in 2012, that’s a bigger impact than it would be in 2013, 2014, 2015.

<A — Robert Toth — Polypore International, Inc.>: 2013, 2014, 2015. Yeah, that’s right.

<Q — Carter Driscoll — Capstone Investments>: That’s very helpful. Thanks very much. I’ll pass it along, gentlemen.

<A — Lynn Amos — Polypore International, Inc.>: Thank you.

Operator:  And our next question comes from JinMing Liu with Ardour Capital.

<Q — JinMing Liu — Ardour Capital Investments LLC>: Good morning.

<A — Robert Toth — Polypore International, Inc.>: Good morning.

<Q — JinMing Liu — Ardour Capital Investments LLC>: Thanks for taking my question. Yeah, it’s been reported like in China there could be another second round of inspection for the lead-acid producers over there focusing mostly on the smaller producers. If that happens, do you expect any meaningful impact on your sales over there?

<A — Robert Toth — Polypore International, Inc.>: Well, the first thing I would say is there’s speculation every day. I’m not aware of what you’re describing. And if it’s isolated to the small producers, it probably just means they haven’t gotten out to all of them and obviously the small producers would be less impactful proportionally than the big producers would be on us.

<Q — JinMing Liu — Ardour Capital Investments LLC>: Okay. I think two days ago, the Chinese government released their — they call it new material develop plan for the 2012 five-year plan specifically mentioned about the members for separators for electric vehicles. I think their projection for 2015 could be using about 100 million square meters of separators for lithium batteries. So is that the — do you guys have a similar projection or basically what do you think about that number?

<A — Robert Toth — Polypore International, Inc.>: Are you talking about China?

<Q — JinMing Liu — Ardour Capital Investments LLC>: Yes.

<A — Robert Toth — Polypore International, Inc.>: Well, first of all, we’re really not centered on a country. I mean we’re centered on specific projects and programs, and so I don’t know what they included in that or didn’t include in that. I’ve seen some much bigger numbers come out of China as well. So again, there’s news out there every day. The question is how valid is the news and what exactly is the projection? That number doesn’t surprise me in the least. I wouldn’t be surprised if it’s considerably higher. I mean they’ve been saying it’s a strategic material for what, probably five or six years, pretty much since I’ve been at the company here. So...

<A — Lynn Amos — Polypore International, Inc.>: Yeah. And I would also say that there’s — that we’ve been participant in the Chinese market forever, since the industry began in China. And we certainly are familiar with what’s going on there and with the people who are battery producers there and I would expect us to continue that.

<A — Robert Toth — Polypore International, Inc.>: Yeah. I mean there’s vehicles being — to your very question, there’s vehicles being introduced around the world. You know we don’t — A) we’ve never premised we would have all the EDV business. It’d be great if we do, but we’ve never premised that in our modeling, B) we’ve never premised we’d have all of one region or even all of any one customer. So — and the fact of the matter is what we’re building would basically support a few percent penetration in automotive, and of course, most of the projections are well beyond that. Again, we don’t rely on those projections.

<Q — JinMing Liu — Ardour Capital Investments LLC>: Okay. Lastly, there are trend like building a large scale — utility scale energy storage facility using lithium technology. What is your internal projection for that segment?

<A — Robert Toth — Polypore International, Inc.>: I mean I’ve said it before, I think it’s going to be huge. In fact, I think there’s some debate out there that that will be even larger than EDV in the next wave of growth. I mean we’re seeing it. We’re participating in it. The question is how big is it and when? There’s not a shadow of a doubt that if we’re sitting here, pick whatever time you want in the future, we’re going to be talking about energy storage systems being very, very large. We’ve seen the southern California pilot project. There’s a pilot project here in Charlotte going on. There’s wind farms, there’s photovoltaic and solar energy that needs to be stored to put on the grid. They’re running pilots with replacing transformers. So — and then bring in a whole new wave of developing economies and putting in new grid structures with optimal efficiency, thanks to the ability to store energy. So, I have no shadow of a doubt that energy storage systems will be huge. I think it’s a little tougher to kind of peg an accurate forecast over the next one or two years. It’s definitely going up though.

<Q — JinMing Liu — Ardour Capital Investments LLC>: Okay. Thanks.

<A — Robert Toth — Polypore International, Inc.>: Thank you.

Operator:  And our next question comes from Avinash Kant with D.A. Davidson & Company.

<Q — Avinash Kant — D. A. Davidson & Co.>: Rob and Lynn.

<A — Robert Toth — Polypore International, Inc.>: Good morning.

<Q — Avinash Kant — D. A. Davidson & Co.>: The first question, in the guidance for Q1, could you give some idea about what kind of gross margins or operating margin assumptions you have?

<A — Robert Toth — Polypore International, Inc.>: Not really. I mean I think we’re pretty transparent with the financials we’ve reported and you could probably calculate it roughly from that. We’re not going to get into the practice of — I mean one of the balances we have, Avinash, is we do want to be as transparent as we can be and I will also guarantee you when I see the list of who’s on the call, we’ll see people who we’d would rather not have on the call sorting through our financials, right? And we are hands down by a long shot the most transparent on any of this stuff of any company in the world that makes anything that resembles our products. So, we’re going to continue to try to be very transparent, provide facts, not speculation, but we’ve got to be a little bit cautious for competitive reasons.

<Q — Avinash Kant — D. A. Davidson & Co.>: But could you tell us whether it’s going to be up sequentially or down? We don’t have to...

<A — Robert Toth — Polypore International, Inc.>: I’m not — at this point I’m not — no, I’m not going to get into kind of quarterly guidance on margins.

<Q — Avinash Kant — D. A. Davidson & Co.>: Okay. And more of a longer term question, Bob, and I maybe didn’t catch the number right. You said your lithium ion business could be down by roughly $10 million on a sequential basis, right?

<A — Robert Toth — Polypore International, Inc.>: Comparable to the first quarter of last year.

<Q — Avinash Kant — D. A. Davidson & Co.>: The first quarter of last year, right. Now, could you give us some idea how much of that is coming from the EDV? And of course, EDV is going to be growing, so how much is the decline in the consumer electronics side?

<A — Robert Toth — Polypore International, Inc.>: No, actually, we’re pretty specific here, right? There’s virtually minimal, if you want to call it minimal, sales of one particular model or sales into one particular model, and about that on another particular model, both of which happen to be pretty high-content users. And the consumer electronics softness we saw in the fourth quarter is just carrying into first quarter. So — and Lynn, I think you even said it, more meaningful to us is the impact of the two specific production schedules in the first quarter.

<Q — Avinash Kant — D. A. Davidson & Co.>: And it can’t be the fourth quarter of last year. It has to be the fourth quarter of 2011, right?

<A — Lynn Amos — Polypore International, Inc.>: First quarter. We said the first quarter of 2012 could be comparable to the first quarter of 2011.

<A — Robert Toth — Polypore International, Inc.>: Down sequentially from fourth quarter because of those production schedule changes.

<Q — Avinash Kant — D. A. Davidson & Co.>: Yes, yes, yes, which implies roughly a $10 million decline here, so it looks like most of that is coming from the two EDV models, right?

<A — Robert Toth — Polypore International, Inc.>: That’s — hence the more meaningful words that Lynn used, yeah. That’s...

<Q — Avinash Kant — D. A. Davidson & Co.>: But that would — but then that would imply that those two EDV models constitute roughly 35% of your overall EDV sales. Did you have such high exposure to these two models?

<A — Robert Toth — Polypore International, Inc.>: I’d encourage you to be very thoughtful about the production schedule of those vehicles and how they’ve ramped up over time or will ramp up. And Lynn mentioned, we walked away from some consumer electronics business because we didn’t have the capacity to commit to those for a longer term basis. So, keep in mind that both of the vehicles we cited are anticipating higher production 2012 over 2011, right? And in one case, we’re going from one facility to three. And in another case, they actually took downtime to make some production modifications to the pack as well as production modifications for the exhaust, for the HOV compliant, for California and are ramping up production. We’re just not going to make a practice of providing projections that really should come from the OEMs. We’re just telling you very specifically the impact on the quarter.

<A — Lynn Amos — Polypore International, Inc.>: Yeah — and I think I would just repeat, right? The — it’s too early to prejudge the decision to walk away from some of that consumer electronics business based upon one quarter’s production schedule changes.

<Q — Avinash Kant — D. A. Davidson & Co.>: Right, right. No, but, Lynn and Bob, actually I was trying to do the math on the fourth quarter that you just reported. You talked about the EDVs being more than half for the first time of the quarterly revenues.

<A — Robert Toth — Polypore International, Inc.>: Correct.

<Q — Avinash Kant — D. A. Davidson & Co.>: And if you could see a $10 million decline in that business on a sequential basis that would imply that the exposures you have to these two models should be roughly 35% of your overall EDV business. Am I too off in my calculations?

<A — Robert Toth — Polypore International, Inc.>: You could back into a lot of math, but $10 million takes into consideration the two models, takes into consideration consumer electronics weakness that we’re anticipating for the full quarter and takes into consideration some business we walked right? So — but that’s right, correct? It’s impractical in the short-term.

<A — Lynn Amos — Polypore International, Inc.>: Yeah, and as we mentioned on the call, right? These are two higher volume content vehicles that are — were earlier launches and more impactful. Over time, as other vehicles come on the road, it’s not going to be as impactful, but early — and particularly more so in 2012 than 2013 and 2014 — that the two do have more impact.

<Q — Avinash Kant — D. A. Davidson & Co.>: Perfect. And Lynn, what should be modeling as a tax rate for the year and any CapEx?

<A — Lynn Amos — Polypore International, Inc.>: Sure, we’re at about 33% or so in 2011, a number that will be similar in 2012; 33%, 34%.

<Q — Avinash Kant — D. A. Davidson & Co.>: And CapEx and depreciation, if any idea for 2012?

<A — Lynn Amos — Polypore International, Inc.>: Given the capital projects that we’ve got ongoing, you would expect the CapEx based upon approved projects to be similar to 2011.

<Q — Avinash Kant — D. A. Davidson & Co.>: Okay. Okay, perfect. Thank you so much.

<A — Robert Toth — Polypore International, Inc.>: Thank you.

Operator:  Our next question comes from Jeff Zekauskas with JPMorgan.

<Q — Jeffrey Zekauskas — JPMorgan Securities LLC>: Hi, good morning.

<A — Robert Toth — Polypore International, Inc.>: Hi, Jeff.

<Q — Jeffrey Zekauskas — JPMorgan Securities LLC>: Hi. In the funds flow in deferred taxes, there was a $28.6 million cash benefit for the year. Do you have to pay a lot of taxes in the first quarter or is that ongoing? How do you see the deferred tax element going forward?

<A — Robert Toth — Polypore International, Inc.>: Well I want to get you a precise answer on that while they’re getting it. Do you have any other questions I can jump into?

<Q — Jeffrey Zekauskas — JPMorgan Securities LLC>: I do. What’s the stock comp expense for 2012? Is it higher than in 2011 or lower or comparable?

<A — Robert Toth — Polypore International, Inc.>: Yeah. We’ve been pretty clear about that. Lynn, you want to walk him through?

<A — Lynn Amos — Polypore International, Inc.>: Yeah. As we mentioned, the stock comp expense stepped up after the grants in the third quarter. Of course, that was all based upon the new grants that were issued at about $57 stock price. And — but that number sticks, right, from when you put it in place. And so it’s going to be just under $16 million for the year. And it’s about $4.2 million I believe in the fourth quarter, probably trend down to just under $4 million by the end of 2012.

<Q — Jeffrey Zekauskas — JPMorgan Securities LLC>: Okay. And that’s in — and all things being equal, do you see what it is for 2013 or you can’t tell that yet?

<A — Robert Toth — Polypore International, Inc.>: It — well, right now, unless there’s new grants it’ll just trend down a bit, right? So...yeah.

<A — Lynn Amos — Polypore International, Inc.>: A little bit.

<Q — Jeffrey Zekauskas — JPMorgan Securities LLC>: Okay. A little bit. Okay. And so LG — I’m sorry, go ahead.

<A — Robert Toth — Polypore International, Inc.>: But you know, Jeff, I should just build on that, Jeff, on that point, well...

<Q — Jeffrey Zekauskas — JPMorgan Securities LLC>: Yes.

<A — Robert Toth — Polypore International, Inc.>: ...you know the reason that’s so high is because we’ve had such high stock appreciation, right? I mean in the past that number was much lower for actually bigger grants than this number is now. And it’s of course non-cash which is why we call it out.

<Q — Jeffrey Zekauskas — JPMorgan Securities LLC>: Yeah. So LG is back integrating into separators. In general, was that a surprise to you and do you think any of the other major battery manufacturers will back integrate into separators in 2012?

<A — Robert Toth — Polypore International, Inc.>: Well, I’d go back to a couple things and I guess whether I say it’s a surprise or not people can believe what they want to believe. Is it a surprise that we — were we aware of what they were trying to do? Not new news to us is what we’ve said and that’s clearly the case. Now, fact of the matter is, though, I think we should be clear about what they’ve said. I don’t — I can’t say any more than they’ve said and as I said on the February 3rd call, we actually do appreciate confidentiality agreements with customers more than addressing speculation and that’s just an unfortunate dynamic in this business.

But what we know they’ve said because we’ve been told and we’ve seen it in writing, right? I don’t want to speak for them. I’m just telling you what they’ve said. What they’ve said is it’s the wet process. They’re, of course, huge in consumer electronics batteries and they’re hoping by 2015 to be able to supply about half of their internal needs for the wet process product for consumer electronics. And they were asked about whether or not that had anything to do with the lawsuit with someone who currently supplies them from Korea, [ph] SK (63:55).

<Q — Jeffrey Zekauskas — JPMorgan Securities LLC>: Yeah.

<A — Robert Toth — Polypore International, Inc.>: And I guess the speculation or the suggestion was that it did have something to do with that. So, at this point in time, it’s the wet process product. I don’t believe they have any up and running at this point in time. The plan is to try to achieve 50% of their internal usage by 2015. That’s what they’ve stated.

<Q — Jeffrey Zekauskas — JPMorgan Securities LLC>: And do you think other battery manufacturers this year will back integrate into separators of the majors?

<A — Robert Toth — Polypore International, Inc.>: Well, I don’t think anyone will stop trying. I mean people have been trying for years. Some companies even in China had an investment and backed out of it after four, five or six years trying to back into some production. I mean I — we’ve seen it time and time again. I don’t expect people to stop trying. The question is will they be successful? I mean keep in mind, we talk about it like it’s a product but it’s not, right? It’s hundreds and hundreds of products. And it’s products that have a tremendous amount of precision around pore size, pore distribution, percent porosity, thickness, shrinkage, performance, and so getting in and making a separator is fine and dandy if you can get it to work anywhere, right? Because each and every separator or battery system is unique in that the separator works hand in hand with the electrolyte in managing the ion flow.

And so being able to produce a separator is one thing. Being able to have it qualify and sell it is another. And that’s why I even mentioned our Korean facility is really a great poster child for that. I mean it was built right between two large, large battery makers in Korea, it was built by engineers from one of our major competitors and four years later we bought it for asset value because they couldn’t make or sell anything. We’re sold out and we ramped up production there.

So a lot of people will try. It’s a critical raw material. Some of the recent industry reports suggest it will be the barrier to growth. I don’t want to comment on that but some of the reports have said that recently. And people can’t make batteries without it. So there’s a lot of interest in having a secure source of supply, hence, some of our relationships with some of our customers.

<A — Lynn Amos — Polypore International, Inc.>: I would just build on that, that even if someone had a product today, it’s still a long lead time to get into qualification for EDV applications and I would also suggest to you that I’d be cautious that we all define Polypore winning in the EDV space as having 100% of the business for 100% of the time forever. That’s not winning. And it’s not what we suggested. We expect to get more than our fair share of this business. We’re investing around key programs and partners and applications. And I believe we will get our fair share and we’re off to that leadership position. We’ve put in capacity to support that. And so that certainly gives us a good head start.

<A — Robert Toth — Polypore International, Inc.>: Yeah and until recently when we walked away from some consumer electronics business we had grown share in that business as well.

<Q — Jeffrey Zekauskas — JPMorgan Securities LLC>: Okay and if I could try one more. Many of the companies that wish to enter the battery separator market make all kinds of claims about the efficiency of their separators relative to current separators in terms of throughput and energy storage, power. When you look at your product line over the next four or five years, is it a product line of incremental change or real qualitative change in terms of the ability of the separators?

<A — Robert Toth — Polypore International, Inc.>: Well, the first thing I would say there is I wish I had a nickel for every claim in this industry in the seven years I’ve been here, right? So I’d be very cautious of claims and I could go on and on about specific examples about that but I won’t. But I’d be very cautious of claims. People tell you what their product does do when they’re trying to get in. They don’t tell you about the 50 or 100 things it doesn’t do perhaps, so be very cautious of that.

<Q — Jeffrey Zekauskas — JPMorgan Securities LLC>: Yeah.

<A — Robert Toth — Polypore International, Inc.>: But having said that, we are not standing still, right? And that’s one of the dynamics of this industry that causes big battery produces to be reliant on us and to work closely with us. They have to have a separator that works within their system to make a battery that works or they don’t sell anything. And we recognize that and that’s why we regularly reference our core customers and development partners.

Since the time I’ve been with this company the average film thickness is probably down by 30% to 40%, maybe even 50%, right? And it wasn’t easy to make seven years ago. So it’s always a moving target in terms of incremental improvement. You’re always striving for certain batteries for certain performance attributes that other batteries may not have and that’s one of the benefits of working with us, right. We’ve got a battery lab. If you listened to our February 3 call we’ve got some the world renowned experts in our company. We make hundreds and hundreds of grades. We’ve got both processes. We can deal with multiple polymers. All of those things are competitive advantages for us and a new one is the fact that we’ve got the scale to supply the kind of volume that’s needed for EDV, right?

It’s one thing to be able to say I’m trying to make a separator. It’s another thing to be able to say we can run at a $400 million run rate in a pretty short period of time from now and therefore we can supply your needs because that’s the only way they’re going to get those cars off the assembly line. So long answer but we’re always striving to improve our product. I think in an industry like this, fundamentally, it will be more incremental than revolutionary.

<A — Lynn Amos — Polypore International, Inc.>: Yeah, I would just repeat there. We do have some of the foremost battery experts and separator experts in the world for lithium batteries. We are membrane specialists. I’m pretty sure they’re very involved in what’s going on in the industry and the things that are being trialed and the things that are seen out there.

It’s pretty easy to make a claim that you have certain advantages to Bob’s head, but if it’s $6 a square meter, it’s probably still not getting in the application. We could do certain things to membranes that cause the cost to go up but that’s not...

<A — Robert Toth — Polypore International, Inc.>: Or it doesn’t run on the process or if you lose 2% yield or you can’t recharge it or whatever.

<A — Lynn Amos — Polypore International, Inc.>: You get the balance of a lot of things besides one factor. So people like to pitch things as just being one secret sauce.

<A — Robert Toth — Polypore International, Inc.>: Yeah, it’s not the case.

<Q — Jeffrey Zekauskas — JPMorgan Securities LLC>: So did you find what the cash tax outflow might be?

<A — Lynn Amos — Polypore International, Inc.>: Go ahead, Rob.

<A — Robert Whitsett — Polypore International, Inc.>: Yeah, just to understand the cash outflow question is related to 2011, is that correct?

<Q — Jeffrey Zekauskas — JPMorgan Securities LLC>: In other words, you had a deferred tax cash benefit in 2011 of about $28 million, and so in other words, are you going to have to pay cash taxes?

<A — Robert Whitsett — Polypore International, Inc.>: Yes, we do pay cash taxes. We paid about $23 million in 2011.

<Q — Jeffrey Zekauskas — JPMorgan Securities LLC>: Okay.

<A — Robert Whitsett — Polypore International, Inc.>: But remember a big part of the deferred tax assets is just a switch between current and deferred related to bonus depreciation.

<Q — Jeffrey Zekauskas — JPMorgan Securities LLC>: Okay. Great. I’ll follow up.

<A — Robert Whitsett — Polypore International, Inc.>: Okay.

<A — Robert Toth — Polypore International, Inc.>: Yeah, thank you.

Operator:  We’ll go next to Craig Irwin with Wedbush Securities.

<Q — Craig Irwin — Wedbush Securities, Inc.>: Morning, gentlemen.

<A — Robert Toth — Polypore International, Inc.>: Hi Craig.

<Q — Craig Irwin — Wedbush Securities, Inc.>: The first question I wanted to ask was regarding the capacity expansions on the lead-acid side. Can you update us your expectations for timing for Camel and then the other facility?

<A — Robert Toth — Polypore International, Inc.>: Yeah. I mean they’re really both kind of targeted at the middle of 2012. And so that’s the same time schedule we’ve been on and they’re both on schedule.

<A — Lynn Amos — Polypore International, Inc.>: Yeah. Camel will be maybe a month or two earlier than the Thailand. But I think one thing to keep in mind too is we also export a lot of material from U.S. and Europe to Asia. So putting that capacity there is actually absolutely part of the plan of continuing to serve that region better from there. And...

<A — Robert Toth — Polypore International, Inc.>: And it will. Again I encourage you to think about it as allowing us to grow as opposed to some fundamental step change just because you have the capacity. We haven’t had the capacity so we’ve had some constrained growth in some prior quarters but now we’ll be able to participate in that in the fastest growing region.

<Q — Craig Irwin — Wedbush Securities, Inc.>: Okay. Okay. And then just to follow my logic on this and I’d appreciate it if you could respond to this. Obviously, it’s been an unseasonably warm winter. Some of the OEMs in the battery space have reported more impact than others. There maybe small issues of share going back and forth, but net, net as we turn the pages in the calendar, that impact’s going to be behind us. And then if we have a more normal winter next year, one would expect much more robust market conditions in the lead-acid industry. Does that make sense to you? And do you think that you would clearly see a benefit and probable impact on your revenue from the normalization there?

<A — Robert Toth — Polypore International, Inc.>: Yeah, the logic makes sense. I mean that’s right. The batteries, just because it’s milder, right, when a battery just happens to fail, it’s when it needs its cold crank power, temperatures actually cause the battery to be destroyed or degrade. When you need a cold crank it’s not there, and so these battery sales, just because it’s mild this winter doesn’t mean that if somebody’s battery didn’t die now it’s not going to die. The question is kind of when, right? Because the battery, whatever degraded state it is in, let’s just say if that battery would have died if it was 10 degrees Fahrenheit tonight, but it wasn’t 10 degrees Fahrenheit, that battery will still die. There’s not really reliable predictability of does that mean it will be in March or April or May? I know it’s not going to be next September, right? It’s not going to be a year plus from now. You’re going to get some months out of it, but that battery is fundamentally going to fail still; it’s just when.

<Q — Craig Irwin — Wedbush Securities, Inc.>: Understood. Understood. And if we could turn over to the lithium side of the business, you mentioned several occasions already in the call that you stepped away from some business that didn’t make sense because of your capacity commitments to others for the rest of the year. Can you quantify for us maybe how much of the sequential decline third quarter to fourth quarter came from that elective decision to preserve capacity for more favorable programs? And can you maybe share with us the timeline for these programs? I mean is this something reasonably that the business that you were looking at as more favorable could ramp quickly in the third and fourth quarters? Or is this something that’s going to gently ramp over the next couple quarters?

<A — Robert Toth — Polypore International, Inc.>: No, I mean we haven’t quantified it precisely, right? It’s in the number, obviously, or we wouldn’t have commented on it, but I mean fact of the matter is we see forecasts that exceeded our capacity, right? Now it’s an anomaly here first quarter because that’s not the case, but fact of the matter is when you’re working with a battery customer and they’re trying to get a battery approved in a device, they have to design the system. So you either have to kind of commit to be there with them or not or force them to qualify an alternate system. Because remember, this stuff isn’t replaceable, right? It isn’t like we can just call them up today and say hey, this stuff next week we’re not going to ship because we’ve got a lot of demand. You kind of have to make that commitment right up-front. And unfortunately with two straight years of being sold out and demand forecast going up, even though we have capacity coming on, we weren’t in a position to be able to commit to some of that. Certainly, and as Lynn said, you can’t pass judgment on one quarter whether that was a good decision or bad decision. Certainly, we’re going to try to earn that business back as we get capacity back online. Right? But it’s unfortunate. I’ve always said — one of the things I’ve always said is, people say what’s your biggest challenge and it’s managing growth. And what have I always said I mean by that is it’s always not fun shorting customers or not having enough for customers in terms of their demand. And that’s a challenge. And that’s what we’re living with right now in first quarter.

<Q — Craig Irwin — Wedbush Securities, Inc.>: Great. Understood. And then last question, if I may, obviously healthcare is benefiting from the capacity expansion you completed last year. Can you maybe give us an idea how the growth in this business is likely to take place? Were there any sizeable programs that you started shipping to in the fourth quarter? Or will this more likely come on as smaller pieces of business throughout the year?

<A — Robert Toth — Polypore International, Inc.>: Yeah, Craig, honestly that’s a little bit hard to predict. Right? Because your customers compete for some business, I mean what we now know is in the hemodialysis space in particular you’ve got patient population growth, something in excess of 6%. There’s some additional growth taking place associated with frequency of treatments going up. And there’s also some increased growth associated with actually getting access or getting healthcare in developing economies and regions. So we had pretty much tap out our capacity there. We were constrained and what this capacity — new capacity does for us in PUREMA is allow us to participate in the industry growth.

Good customers — well, this quarter is a good example. Right? We’ve got a couple large customers that have different production schedules in 2012 than they had in 2011, just is all right? And that kind of stuff can happen quarter-to-quarter in this business. We’re not worried about that. Should a customer get an award? Sure. But it’s not like you’re going to have big step change growth there occur. Right? There aren’t — as I like to say, the real mental model you should have is just because we have new capacity, there aren’t a step change new number of end-stage renal disease patients. Right?

<A — Lynn Amos — Polypore International, Inc.>: Yeah. Just maybe repeating exactly what Bob said that the $4 million increment in the first quarter that we talked about that’s been moved to later in the year, second, third and fourth quarter, we have the contracts. We have the forecasts and the orders from the customers. So that’s purely a timing thing. The right way to think about the business going forward is we’re going to grow with the market in hemodialysis, which is a kind of a 6%-ish market growth rate, blood oxygenation is more modest growth rate, and then we have some new devices that we’ve talked about in healthcare, but they’re really not the kind of things we want you looking for this quarter, [ph] and that’s the (79:19) more longer term. And — but those are the things that are going to drive the healthcare business over time. There’s not a huge pent-up demand for devices. People either have their treatment or they don’t.

<A — Robert Toth — Polypore International, Inc.>: Yeah.

<Q — Craig Irwin — Wedbush Securities, Inc.>: Great. Thank you for taking my questions.

<A — Robert Toth — Polypore International, Inc.>: Thank you.

Operator:  And we have time for one more question. We’ll go next to Sanjay Shrestha with Lazard Capital Markets.

<Q — Sanjay Shrestha — Lazard Capital Markets LLC>: Great. Thank you. Guys, given the inherent — you had lumpiness on a quarterly basis. Right? Did you potentially consider actually giving 2012 guidance, I’m just talking about Q1 2012, is there anything you guys want to see, whether it’s a production schedule or some of the EDVs, or did you guys consider doing that?

<A — Robert Toth — Polypore International, Inc.>: Well, we always consider what information to provide to provide a lot of transparency, but giving 2012 guidance quantitatively at this point isn’t something we’re doing. Right? We’re telling you what we know today, we expect it to be up. We haven’t quantified how much. And we’re telling you we’ve got some anomalous events in the first quarter, and that’s all we specifically know about in terms of impact is their impact on the first quarter. And beyond that we’re not laying out any numbers for 2012. You can see the kind of investments we’re making, you can see that the costs are virtually embedded in our financial statements today, and you can see the kind of horsepower we’ll have and certainly when you get to the [ph] K (80:49) the kind of operating leverage we’ll have in our businesses.

<A — Lynn Amos — Polypore International, Inc.>: The only thing I would add to that is while there might be a lot of people predict a lot of things and put out a lot of rumors about what’s going on, we are specifically telling you the things that are impacting our business. Right? The two production schedules, the modest weather impact in lead-acid and healthcare timing, and that’s — and really two categories of things: some temporary stuff on the weather and the healthcare; and the production schedules which we believe are impactful in the first quarter but we haven’t seen any changes for the rest of the year.

<A — Robert Toth — Polypore International, Inc.>: Yeah. I mean we’re stating the facts, we don’t like them. But we’re stating the facts. And that’s the way we’ll operate.

<Q — Sanjay Shrestha — Lazard Capital Markets LLC>: Understood. Understood. And those kind of — one more question then guys, if I may, right, so there’s tremendous amount of noise in the market and in some cases arguably misinformation as well, quite frankly. So have you guys potentially considered maybe even talking about two things, right? One sort of the — you have all these different models but one thing you can’t control is what the consumer adoption of some of [ph] this electric price (81:52) going to be; and two, even that you guys have been so disciplined with your capital, do you consider potentially talking about here is the overall landscape of how many new players are coming and how people are adding capacity? And how much of that capacity is coming in Asia so that for guys like us, we can then say, well here is their market share, here is our assumption for what the rollout could be and then pluck the numbers.

<A — Robert Toth — Polypore International, Inc.>: Well. Yeah, a couple things there. I mean, since I’ve — actually since before I came to this company seven years ago, you would find stated capacity roughly up to around 2X the industry demand. Right? So that’s just a fact. Now, why is that the case? Because on our February 3rd call I said that the business unit president there talks about, there’s reporting capacity, there’s purported capacity and there’s qualified capacity and our Korean facility is an exact example of that. Right? Not a square meter could have come out of that place and gone into anything other than a secondary replacement battery that had no OEM requirements or no recourse. Right?

So — and I can tell you that I’ve seen announcements from people claiming to have, three years ago, 40 million and 50 million square meters of capacity and tripling that by now and we couldn’t find them in the market if you made me. Right? So you’ve got to be very careful of claims.

We are not building to any general projection. We are not building to anything other than customers and forecasts and projects and programs. We are proven in this industry, Asahi Kasei’s proven in this industry, [ph] Toray’s (83:29) proven in this industry. Other people would like to be in this industry. I can’t guarantee you if one of them will be modestly successful or not but make no mistake, people want to be in this industry and people will keep trying to get into this industry.

I would definitely take announcements with a grain of salt. You would have found our Korean facility with a big stated capacity number if you went into industry statistics three or four or five years ago before we owned it. Fact of the matter is stated capacity means almost nothing. I can buy an extruder today and some equipment that generally looks like ours and I could say I have 50 million square meters of capacity and I couldn’t get one off of it. Right? So I would very much caution people from just reading press releases and speculation.

Chinese producers have been trying to get into this business since well before I got here, and that was seven years ago. Some even big customers invested in some of them, and as recently as last year, took their investment back out of some of them.

I can’t sit here and predict success based on that past history or wild success. And as Lynn said, keep in mind, if somebody had something today for free, they have to have hundreds of grades of it and you’d see it coming one battery at a time. Making a pronouncement that they have some new big chunk of volume in six months means nothing, means absolutely nothing.

<Q — Sanjay Shrestha — Lazard Capital Markets LLC>: Okay.

<A — Robert Toth — Polypore International, Inc.>: Okay.

<Q — Sanjay Shrestha — Lazard Capital Markets LLC>: Okay, that’s fair enough, guys. Thank you so much.

Robert B. Toth, Chairman, President & Chief Executive Officer

Thank you. At this point in time, thank you, everyone. We certainly appreciate your interest and your questions and we very much look forward to reporting progress as we move through 2012.

Thank you, Doris.

Operator:  And ladies and gentlemen, that does conclude today’s presentation. We thank you for your participation.

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